EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 21, 2020 with respect to the statements of condition including the related portfolios of High Income Allocation Portfolio 2020-1, Preferred Opportunity Portfolio 2020-1 and Multi-Asset High Income Portfolio 2020-1 (included in Invesco Unit Trusts, Series 2036) as of February 21, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-235631) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP


New York, New York
February 21, 2020